GNC Holdings, Inc. Reports Third Quarter 2019 Results

•	Net loss of $2.4 million for the third quarter of 2019; Adjusted net income of $3.1 million, an increase of $1.0 million compared with the third quarter of 2018

•	Domestic same store sales decreased 2.8% compared with the third quarter of 2018

•	U.S. and Canada segment achieved third consecutive quarter of year-over-year operating income growth

PITTSBURGH, October 24, 2019 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $499.1 million in the third quarter of 2019, compared with consolidated revenue of $580.2 million in the third quarter of 2018. The decrease in revenue was primarily a result of the transfer of the Nutra manufacturing and China businesses to the newly formed joint ventures, the closure of company-owned stores under our store portfolio optimization strategy, U.S. and Canada negative same store sales of 2.8% and lower International franchise revenue.

Key Updates

•
U.S. and Canada segment drove 190 bps of incremental operating income margin compared with the third quarter of 2018, excluding the long-lived asset impairment charges in the prior year quarter and immaterial gains on refranchising in the current quarter and prior year quarter

•	E-Commerce revenues grew 12% compared with the third quarter of 2018 driven by increased conversion rates due to an improved site experience

•	In early October, formally launched GNC4U, our personalized, high quality supplement program that delivers customized vitamin packs monthly to a customer’s home

•	Company continues to evaluate debt refinancing alternatives and expects to complete the process in the fourth quarter of 2019

•	Cash provided by operating activities is $98 million; Year-to-date free cash flow(1) is $87 million and Adjusted EBITDA(2) is $166 million

•	Ended third quarter with $190 million in liquidity

For the third quarter of 2019, the Company reported net loss of $2.4 million compared with net loss of $8.6 million in the prior year quarter. Diluted loss per share was $0.09 in the current quarter compared with diluted loss per share of $0.10 in the prior year quarter. Excluding the expenses outlined in the table below, adjusted net income(3) was $3.1 million in the current quarter, compared with adjusted net income(3) of $2.1 million in the prior year quarter. Adjusted diluted loss per share(3) was $0.02 in the current quarter compared with adjusted diluted earnings per share(3) ("EPS") of $0.02 in the prior year quarter.

Adjusted EBITDA(2), as defined and reconciled to net income in the table below, was $37.1 million, or 7.4% of revenue, in the current quarter compared with $50.1 million, or 8.6% of revenue, in the prior year quarter.

“In the third quarter, GNC continued to make strides stabilizing the US retail business driven by continued success with our store optimization and cost saving initiatives.  Additionally, as outlined on last quarter’s call, we made progress in addressing e-commerce opportunities and drove solid growth in the quarter,” said Ken Martindale, GNC’s Chairman and CEO.  “While we did face headwinds in our international business, we remain excited about the long-term growth opportunities abroad.”

 _____________________
(1) This Non-GAAP financial measure is reconciled to GAAP below, under the caption "Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow"
(2) This Non-GAAP financial measure is reconciled to GAAP below under the caption "Reconciliation of Net Income to Adjusted EBITDA"
(3) This Non-GAAP financial measure is reconciled to GAAP below under the caption "Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS"

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $31.8 million, or 6.7%, to $444.7 million for the three months ended September 30, 2019 compared with $476.5 million in the prior year quarter. E-commerce sales comprised 8.6% of U.S. and Canada revenue for the three months ended September 30, 2019 compared with 7.2% in the prior year quarter.

The decrease in revenue compared with the prior year quarter was largely due to the closure of company-owned stores under our store portfolio optimization strategy, which contributed a $14.8 million decrease in revenue, and negative same store sales of 2.8%, which resulted in a revenue decrease of $9.7 million. In domestic franchise locations, same store sales for the third quarter of 2019 decreased 0.8% over the prior year quarter.

Operating income increased $21.2 million to $32.7 million, or 7.4% of segment revenue, for the three months ended September 30, 2019 compared with $11.5 million, or 2.4% of segment revenue, for the same period in 2018. In the prior year quarter, we recorded long-lived asset impairment and other store closing charges totaling $14.6 million. Excluding the long-lived asset impairment charges in the prior year quarter and immaterial gains on refranchising in the current quarter and prior year quarter, operating income was $32.7 million, or 7.3% of segment revenue, in the current quarter, compared with $26.0 million, or 5.4% of segment revenue. The increase in operating income percentage was driven by lower occupancy expense, salaries and benefits.

International

Revenues in the International segment decreased $14.5 million, or 28.1%, to $36.9 million for the three months ended September 30, 2019 compared with $51.4 million in the prior year quarter. Revenue from our international franchisees decreased $9.1 million in the current quarter compared with the prior year quarter primarily due to lower sales in Hong Kong and other temporary challenges in Saudi Arabia and South Korea. Revenue from China decreased by $5.1 million in the current quarter compared with the prior year quarter due to the transfer of the China business to the newly formed joint venture, effective February 13, 2019.

Operating income decreased $3.8 million to $12.7 million, or 34.3% of segment revenue, for the three months ended September 30, 2019 compared with $16.5 million, or 32.0% of segment revenue, for the same period in 2018. The prior year quarter included China joint venture start-up costs of $1.0 million, of which $0.6 million related to costs incurred in the first six months of 2018 within corporate costs that was reclassified to International in the third quarter of 2018. Excluding the China joint venture start-up costs, operating income was $17.4 million, or 33.9% of segment revenue, for the three months ended September 30, 2018. The increase in operating income percentage compared to the prior year quarter was primarily a result of the transfer of the China business to the newly formed joint venture.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $34.9 million, or 66.7%, to $17.4 million for the three months ended September 30, 2019 compared with $52.3 million in the prior year quarter primarily due to the transfer of the Nutra manufacturing business to the newly formed manufacturing joint venture with International Vitamin Corporation, effective March 1, 2019.

Operating income decreased $11.8 million to $5.1 million, or 29.0% of segment revenue, for the three months ended September 30, 2019 compared with $16.9 million, or 14.5% of segment revenue, in the prior year quarter. Revenue decreased as a result of the transfer of the Nutra manufacturing business to the newly formed joined venture, however, operating income margins were positively impacted as the Manufacturing / Wholesale segment recognized profit margin that resulted from maintaining consistent pricing to what was charged to our other operating segments prior to the inception of the manufacturing joint venture, and recorded profit on intersegment sales associated with inventory produced prior to the transfer of the Nutra manufacturing business to the joint venture.

Year-to-Date Performance

For the first nine months of 2019, the Company reported consolidated revenue of $1,597.8 million, a decrease of $207.9 million compared with consolidated revenue of $1,805.7 million for the first nine months of 2018. The decrease in revenue during the first nine months of 2019 compared to the prior year period was largely due to the transfer of the Nutra manufacturing and China e-commerce businesses to the newly formed joint ventures, which resulted in a decrease in revenue of approximately $97 million, the closure of company-owned stores under our store portfolio optimization strategy, which resulted in a decrease in revenue of approximately $44 million, and negative same store sales of 3.0%, which resulted a decrease in revenue of approximately $33 million.

For the first nine months of 2019, the Company reported net loss of $1.6 million and diluted loss per share of $0.18 compared with net income of $10.9 million and diluted EPS of $0.13 for the first nine months of 2018. Excluding the expenses outlined in the reconciliation table below, adjusted EPS(3) was $0.30 and $0.47 in the first nine months of 2019 and 2018, respectively.

Cash Flow and Liquidity Metrics

For the nine months ended September 30, 2019, the Company generated net cash from operating activities of $97.6 million compared with $55.7 million for the nine months ended September 30, 2018. The increase was driven primarily by an increase in accounts payable as a result of the Company's cash management efforts as well as the establishment of payables associated with the manufacturing joint venture.

For the nine months ended September 30, 2019, the Company generated $86.7 million in free cash flow(1) compared with $42.3 million (1) for the nine months ended September 30, 2018. The Company defines free cash flow as cash provided by operating activities less capital expenditures. At September 30, 2019, the Company’s cash and cash equivalents were $121.9 million and debt was $858.6 million. No borrowings were outstanding on the Company's Revolving Credit Facility at the end of the third quarter of 2019.

The Company is reviewing a range of refinancing options, including discussions with financing sources in the United States and Asia, to further optimize the Company's capital structure and enhance its financial flexibility. The Board has created a committee of independent directors to conduct this review process. While there can be no assurances, the Company is pleased with its progress in reviewing refinancing options and expects to complete the process in the fourth quarter.

Conference Call

GNC has scheduled a live webcast to report its third quarter 2019 financial results on October 24, 2019 at 8:30 a.m. ET. To participate on the live call, listeners in North America may dial 1-888-254-3590 and international listeners may dial 1-323-994-2093.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through November 7, 2019.

About Us

GNC Holdings, Inc. (NYSE: GNC) is a leading global health and wellness brand that provides high quality science-based products and solutions consumers need to live mighty, live fit, live long and live well.

The brand touches consumers worldwide by providing its products and services through company-owned retail locations, domestic and international franchise locations, digital commerce and strong wholesale and retail partnerships across the globe.  GNC’s diversified, multi-channel business model has worldwide reach and a well-recognized, trusted brand.  By combining exceptional innovation, product development capabilities and an extensive global distribution network, GNC manages a best in class product portfolio. As of September 30, 2019, GNC had approximately 7,800 locations, of which approximately 5,700 retail locations are in the United States (including approximately 1,900 Rite Aid licensed store-within-a-store locations) and the remainder are locations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to competition; our ability execute on, or realize the expected benefit from the implementation of, our strategic initiatives; resources devoted to product innovation may not yield new products that achieve commercial success; difficulties with our vendors; failure to maintain and/or upgrade our information technology systems, including electronic payments systems; risks and costs associated with security breaches, data loss, credit card fraud and identity theft; risks associated with our international operations; impact of our current debt profile and obligations under our debt instruments; deployment of real estate strategy and significant lease obligation; successful development and maintenance of a relevant omni-channel experience for our customers; disruptions in our manufacturing system; unfavorable publicity or consumer perception of our products; any significant disruption to our distribution network, inventory management system, or to the timely receipt of inventory; issues with franchisees; material product liability claims, or product recalls; any increase in the price and shortage of supply of key raw materials; general economic conditions, including a prolonged weakness in the economy; compliance with new and existing laws and governmental regulations; failure to comply with FTC regulations; failure to protect our brand name and intellectual property; potential impact of issuance of Series A Convertible Preferred Stock including dividend and repurchase obligations; the terms and features of our current Notes may have a negative impact on our liquidity, dilution or reported financial results; issues related to joint ventures; failure to attract or retain key employees; not being insured for a significant portion of our claims exposure; our use of derivative instruments for hedging purposes; impact of potential future impairment charges; our holding company structure; historic volatility of our common stock price; and the impact of natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global politics.

The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release, including adjusted net income, adjusted EPS, adjusted EBITDA, adjusted as reflected in this release, and free cash flow, because it believes they represent an effective supplemental means by which to measure the Company’s operating performance.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(unaudited)
Revenue	$499,076	$580,185	$1,597,837	$1,805,662
Cost of sales, including warehousing, distribution and occupancy	336,448	395,483	1,038,374	1,206,351
Gross profit	162,628	184,702	559,463	599,311
Selling, general, and administrative	135,795	149,903	427,938	469,164
Long-lived asset impairments	—	14,556	—	14,556
Loss on net asset exchange for the formation of the joint ventures	—	—	21,293	—
Other loss (income), net	179	282	(622)	357
Operating income	26,654	19,961	110,854	115,234
Interest expense, net	24,456	35,732	82,376	90,448
Gain on convertible debt repurchase	—	—	(3,214)	—
Loss on forward contracts for the issuance of convertible preferred stock	—	—	16,787	—
Loss on debt refinancing	—	—	—	16,740
Income (loss) before income taxes	2,198	(15,771)	14,905	8,046
Income tax expense (benefit)	5,733	(7,181)	20,719	(2,895)
(Loss) income before income from equity method investments	(3,535)	(8,590)	(5,814)	10,941
Income from equity method investments	1,117	—	4,192	—
Net (loss) income	$(2,418)	$(8,590)	$(1,622)	$10,941
(Loss) earnings per share:
Basic	$(0.09)	$(0.10)	$(0.18)	$0.13
Diluted	$(0.09)	$(0.10)	$(0.18)	$0.13
Weighted average common shares outstanding:
Basic	83,823	83,412	83,667	83,326
Diluted	83,823	83,412	83,667	83,431

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income and Diluted EPS to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended September 30,				Nine months ended September 30
	2019		2018		2019		2018
	Net (Loss) Income	Diluted EPS (1)	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS (2)	Net Income	Diluted EPS
	(unaudited)
Reported	$(2,418)	$(0.09)	$(8,590)	$(0.10)	$(1,622)	$(0.18)	$10,941	$0.13
Loss on net asset exchange for the formation of the joint ventures	—	—	—	—	21,293	0.16	—	—
Gain on convertible notes repurchase	—	—	—	—	(3,214)	(0.02)	—	—
Amortization of discount in connection with early debt payment	—	—	—	—	3,119	0.02	—	—
Loss on forward contracts related to the issuance of convertible preferred stock	—	—	—	—	16,787	0.12	—	—
Loss on debt refinancing	—	—	—	—	—	—	16,740	0.20
Long-lived asset impairments	—		14,556	0.17	—		14,556	0.17
Other (3)	825	0.01	3,689	0.05	2,002	0.01	7,152	0.08
Tax effect (4)	4,675	0.06	(4,010)	(0.06)	2,058	0.02	(6,721)	(0.07)
Discrete tax benefit (5)	—	—	(3,583)	(0.04)	—	—	(3,583)	(0.04)
Adjusted	$3,082	$(0.02)	$2,062	$0.02	$40,423	$0.30	$39,085	$0.47

Weighted average diluted common shares outstanding	83,823		83,515		136,589		83,431

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(unaudited)
Net (loss) income	$(2,418)	$(8,590)	$(1,622)	$10,941
Income tax expense	5,733	(7,181)	20,719	(2,895)
Interest expense, net	24,456	35,732	82,376	90,448
Loss on debt refinancing	—	—	—	16,740
Depreciation and amortization	8,466	11,896	27,170	36,002
Loss on net asset exchange for equity method investments	—	—	21,293	—
Gain on convertible notes repurchase	—	—	(3,214)	—
Loss on forward contracts related to the issuance of convertible preferred stock	—	—	16,787	—
Long-lived asset impairments	—	14,556	—	14,556
Other (3)	825	3,689	2,002	7,152
Adjusted EBITDA	$37,062	$50,102	$165,511	$172,944
(1) The Company applies the if-converted method to calculate dilution impact of the convertible senior notes and the convertible preferred stock. For reported and adjusted diluted EPS for the three months ended September 30, 2019, the underlying shares of the convertible preferred stock and the convertible senior notes are anti-dilutive. Therefore, the diluted EPS included a reduction to net (loss) income for the cumulative undeclared dividends of $5.0 million.
(2) For reported diluted EPS for the nine months ended September 30, 2019, the underlying shares of the convertible preferred stock and the convertible senior notes are anti-dilutive. Therefore, the reported diluted EPS included a reduction to net loss for the cumulative undeclared dividends of $13.7 million. For the adjusted EPS for the nine months ended September 30, 2019, the underlying shares of the convertible preferred stock is dilutive and the convertible senior notes are anti-dilutive. As a result of the difference in the calculation for reported diluted EPS and adjusted diluted EPS, amounts do not sum.
(3) The three months ended September 30, 2019 includes retention of $0.5 million, severance expense of $0.4 million, and immaterial refranchising gains. The three months ended September 30, 2018 included retention of $2.1 million, a legal-related charge of $1.3 million, long-lived asset impairments of $14.6 million, China joint venture start-up costs of $0.3 million and immaterial refranchising gains. The nine months ended September 30, 2019 included retention of $1.9 million, severance expense of $0.4 million and immaterial refranchising gains. The nine months ended September 30, 2018 included retention of $5.2 million, a legal related charge of $1.3 million, long-lived asset impairments of $14.6 million, China joint venture start-up costs of $1.0 million and immaterial refranchising gains. The retention expense recognized in 2019 and 2018 relates to an incentive program to retain senior executives and certain other key personnel who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, of which approximately $1 million has been forfeited as of September 30, 2019, and which vests in four installments of 25% each on November 2018, February 2019, August 2019 and February 2020.
(4) The Company generally utilizes a blended federal rate plus a net state rate that excludes the impact of certain state net operating losses, state credits and valuation allowance to calculate the impact of adjusted items. In connection with the transfer of the Nutra manufacturing net assets to the newly formed manufacturing joint venture in the first quarter of 2019, the Company recorded a gain for tax purposes which was treated as ordinary and impacts the Company’s annual effective tax rate. Therefore, for adjusted diluted EPS, the tax effect for the impact of the loss on net asset exchange for equity method investments related to the manufacturing joint venture transaction was adjusted consistent with the annual treatment for tax purposes. For the three and nine months ended September 30, 2018, the Company utilized an annual effective tax rate, adjusted to exclude discrete items and the tax impact of loss on debt financing.
(5) Relates to discrete tax benefits associated with finalization of the Company's 2017 federal income tax return.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	2019			2018
	Q1 3/31	Q2 6/30	Q3 9/30	Q1 3/31	Q2 6/30	Q3 9/30
Contribution to same store sales:
Domestic retail same store sales	(1.9)%	(3.9)%	(4.4)%	(1.2)%	(4.2)%	(3.4)%
GNC.com contribution to same store sales	0.3%	(0.7)%	1.6%	1.7%	3.8%	1.3%
Total same store sales	(1.6)%	(4.6)%	(2.8)%	0.5%	(0.4)%	(2.1)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)
Current assets:
Cash and cash equivalents	$121,857	$67,224
Receivables, net	111,053	127,317
Inventory	394,763	465,572
Forward contracts for the issuance of convertible preferred stock	—	88,942
Prepaid and other current assets	17,378	55,109
Total current assets	645,051	804,164
Long-term assets:
Goodwill	79,041	140,764
Brand name	300,720	300,720
Other intangible assets, net	72,710	92,727
Property, plant and equipment, net	89,104	155,095
Right-of-use assets	362,774	—
Equity method investments	99,729	—
Other long-term assets	34,752	34,380
Total long-term assets	1,038,830	723,686
Total assets	$1,683,881	$1,527,850
Current liabilities:
Accounts payable	$166,527	$148,782
Current portion of long-term debt	152,919	158,756
Current portion of lease liabilities	115,473	—
Deferred revenue and other current liabilities	97,169	120,169
Total current liabilities	532,088	427,707
Long-term liabilities:
Long-term debt	705,667	993,566
Deferred income taxes	15,223	39,834
Lease liabilities	347,658	—
Other long-term liabilities	47,518	82,249
Total long-term liabilities	1,116,066	1,115,649
Total liabilities	1,648,154	1,543,356

Mezzanine equity:
Convertible preferred stock	211,395	98,804

Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	1,011,857	1,007,827
Retained earnings	552,095	613,637
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(14,401)	(10,555)
Total stockholders’ deficit	(175,668)	(114,310)
Total liabilities, mezzanine equity and stockholders’ deficit	$1,683,881	$1,527,850

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities:	(unaudited)
Net (loss) income	$(1,622)	$10,941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	27,170	36,002
Income from equity method investments	(4,192)	—
Amortization of debt costs	16,491	14,583
Stock-based compensation	4,343	5,102
Long-lived asset impairments	—	14,556
Loss on forward contracts related to the issuance of convertible preferred stock	16,787	—
Loss on net asset exchange for the formation of the joint ventures[1]	21,293	—
Gain on convertible notes repurchase	(3,214)
Gains on refranchising	(440)	(276)
Loss on debt refinancing	—	16,740
Third-party fees associated with refinancing	—	(16,322)
Distributions received from equity method investments	791	—
Changes in assets and liabilities(1):
Increase in receivables	(4,933)	(6,080)
Decrease (increase) in inventory	9,718	(5,794)
Increase in prepaid and other current assets	(843)	(6,552)
Increase in accounts payable	48,795	6,860
Decrease in deferred revenue and accrued liabilities	(9,456)	(10,565)
Decrease in net lease liabilities	(25,382)	—
Other operating activities	2,332	(3,506)
Net cash provided by operating activities	97,638	55,689

Cash flows from investing activities:
Capital expenditures	(10,933)	(13,355)
Refranchising proceeds, net of store acquisition costs	2,062	1,916
Proceeds from net asset exchange	99,221	—
Capital contribution to the newly formed joint ventures	(13,079)	—
Net cash provided by (used in) investing activities	77,271	(11,439)

Cash flows from financing activities:
Borrowings under revolving credit facility	22,000	261,500
Payments on revolving credit facility	(22,000)	(261,500)
Proceeds from the issuance of convertible preferred stock	199,950	—
Payments on Tranche B-1 Term Loan	(147,312)	(3,413)
Payments on Tranche B-2 Term Loan	(123,774)	(32,100)
Convertible notes repurchase	(24,708)	—
Original Issuance Discount and revolving credit facility fees	(10,365)	(35,235)
Fees associated with the issuance of convertible preferred stock	(12,814)	(3,443)
Minimum tax withholding requirements	(233)	(296)
Net cash used in financing activities	(119,256)	(74,487)

Effect of exchange rate changes on cash and cash equivalents	(1,020)	(416)
Net increase (decrease) in cash and cash equivalents	54,633	(30,653)
Beginning balance, cash and cash equivalents	67,224	64,001
Ending balance, cash and cash equivalents	$121,857	$33,348
(1) Change in working capital amounts related to the transfer of net assets to the newly formed joint ventures are included in the caption "Loss on net asset exchange for the formation of joint ventures".

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Nine months ended September 30,
	2019	2018
	(unaudited)

Net cash provided by operating activities	$97,638	$55,689
Capital expenditures	(10,933)	(13,355)
Free cash flow	$86,705	$42,334

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(unaudited)
Revenue:
U.S. and Canada	$444,734	$476,519	$1,409,951	$1,506,250
International	36,940	51,407	117,311	140,107
Manufacturing / Wholesale:
Intersegment revenues	—	63,695	35,505	193,596
Third-party	17,402	52,259	70,575	159,305
Subtotal Manufacturing / Wholesale	17,402	115,954	106,080	352,901
Total reportable segment revenues	499,076	643,880	1,633,342	1,999,258
Elimination of intersegment revenues	—	(63,695)	(35,505)	(193,596)
Total revenue	$499,076	$580,185	$1,597,837	$1,805,662
Operating income:
U.S. and Canada	$32,715	$11,466	$134,017	$100,559
International	12,653	16,468	40,972	46,624
Manufacturing / Wholesale	5,052	16,869	32,514	47,722
Total reportable segment operating income	50,420	44,803	207,503	194,905
Corporate costs	(23,766)	(24,732)	(75,106)	(79,511)
Loss on net asset exchange for the formation of the joint ventures	—	—	(21,293)	—
Other	—	(110)	(250)	(160)
Unallocated corporate costs, loss on net asset exchange and other	(23,766)	(24,842)	(96,649)	(79,671)
Total operating income	$26,654	$19,961	$110,854	$115,234

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Nine months ended September 30,
	2019	2018
U.S. & Canada
Company-owned(1):
Beginning of period balance	3,206	3,423
Openings	21	18
Acquired franchise locations(2)	21	20
Franchise conversions(3)	(5)	(4)
Closings	(244)	(174)
End of period balance	2,999	3,283
Domestic Franchise:
Beginning of period balance	1,037	1,099
Openings	6	10
Acquired franchise locations(2)	(21)	(20)
Franchise conversions(3)	5	4
Closings	(40)	(45)
End of period balance	987	1,048
International(4):
Beginning of period balance	1,957	2,015
Openings	63	42
Closings	(94)	(89)
China locations contributed to the China joint venture	(5)	—
End of period balance	1,921	1,968
Store-within-a-store (Rite Aid):
Beginning of period balance	2,183	2,418
Openings	31	42
Closings	(342)	(218)
End of period balance	1,872	2,242
Total Locations	7,779	8,541
_______________________________________________________________________________
(1) Includes Canada.
(2) Stores that were acquired from franchisees and subsequently converted into company-owned store locations.
(3) Company-owned store locations sold to franchisees.
(4) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned locations in Ireland. Prior year also includes company-owned locations in China.

Contacts:
Investors:    Matt Milanovich, VP- Investor Relations & Treasury, (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com